                                   UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.  20549


                                    SCHEDULE  13G

                       Under the Securities Exchange Act of 1934

                                 (Amendment No.      )
                                              -------

                                  Physiometrix, Inc.
------------------------------------------------------------------------------
                                     (Name of Issuer)

                                       Common Stock
------------------------------------------------------------------------------
                               (Title of Class of Securities)

                                      718928 10 4
------------------------------------------------------------------------------
                                     (CUSIP Number)

Check the following box if a fee is being paid with this statement (     ).
(A fee is not required only if the reporting person: ( 1 ) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and ( 2 ) has filed no amendment subsequent thereto reporting beneficial ownership of more than five percent or less of such class.) (See Rue 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  718928 10 4                                           Page 2 of 12

------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
        S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

    Technology Funding Venture Partners IV, An Aggressive Growth Fund, L.P.

------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (A)  (   )
                                                                    (B)  ( X )
------------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                     Delaware
------------------------------------------------------------------------------
         NUMBER  OF         5     SOLE VOTING POWER                   270,791
             SHARES         --------------------------------------------------
       BENEFICIALLY         6     SHARED VOTING POWER                       0
          OWNED  BY          -------------------------------------------------
               EACH         7     SOLE DISPOSITIVE POWER              270,791
          REPORTING          -------------------------------------------------
        PERSON WITH         8     SHARED DISPOSITIVE POWER                  0
------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                                                                      270,791
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                        (   )
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        4.8%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                                                       PN
------------------------------------------------------------------------------

CUSIP No.  718928 10 4                                           Page 3 of 12

------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
        S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

    Technology Funding Venture Partners V, An Aggressive Growth Fund, L.P.

------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (A)  (   )
                                                                    (B)  ( X )
------------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                     Delaware
------------------------------------------------------------------------------
         NUMBER  OF         5     SOLE VOTING POWER                   300,546
             SHARES         --------------------------------------------------
       BENEFICIALLY         6     SHARED VOTING POWER                       0
          OWNED  BY          -------------------------------------------------
               EACH         7     SOLE DISPOSITIVE POWER              300,546
          REPORTING          -------------------------------------------------
        PERSON WITH         8     SHARED DISPOSITIVE POWER                  0
------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                                                                      300,546
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                        (   )
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       5.3%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                                                       PN
------------------------------------------------------------------------------

CUSIP No.  718928 10 4                                            Page 4 of 12

------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
        S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

       Technology Funding Inc.

------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (A)  (   )
                                                                    (B)  ( X )
------------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 California
------------------------------------------------------------------------------
         NUMBER  OF         5     SOLE VOTING POWER                        0
             SHARES         --------------------------------------------------
       BENEFICIALLY         6     SHARED VOTING POWER                571,337
          OWNED  BY         --------------------------------------------------
               EACH         7     SOLE DISPOSITIVE POWER                   0
          REPORTING         --------------------------------------------------
        PERSON WITH         8     SHARED DISPOSITIVE POWER           571,337
------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                                                                     571,337
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                        (   )
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        10.2%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

IA,CO
------------------------------------------------------------------------------

CUSIP No.  718928 10 4                                            Page 5 of 12

------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
        S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

       Technology Funding Ltd.

------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (A)  (   )
                                                                    (B)  ( X )
------------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   California
------------------------------------------------------------------------------
         NUMBER  OF         5     SOLE VOTING POWER                         0
             SHARES         --------------------------------------------------
       BENEFICIALLY         6     SHARED VOTING POWER                 571,337
          OWNED  BY         --------------------------------------------------
               EACH         7     SOLE DISPOSITIVE POWER                    0
          REPORTING          -------------------------------------------------
        PERSON WITH         8     SHARED DISPOSITIVE POWER            571,337
------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                                                                      571,337
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                         (   )
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        10.2%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                                                        IA,PN
------------------------------------------------------------------------------

CUSIP No.  718928 10 4                                            Page 6 of 12

------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
        S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

       Charles R. Kokesh

------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (A)  (   )
                                                                    (B)  ( X )
------------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                  U.S. Citizen
------------------------------------------------------------------------------
         NUMBER  OF         5     SOLE VOTING POWER                        0
             SHARES         --------------------------------------------------
       BENEFICIALLY         6     SHARED VOTING POWER                571,337
          OWNED  BY         --------------------------------------------------
               EACH         7     SOLE DISPOSITIVE POWER                   0
          REPORTING          -------------------------------------------------
        PERSON WITH         8     SHARED DISPOSITIVE POWER           571,337
------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                                                                     571,337
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                         (   )
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        10.2%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                                                        HC,IN
------------------------------------------------------------------------------

CUSIP No.  718928 10 4                                            Page 7 of 12

------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
        S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

       Gregory T. George

------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (A)  (   )
                                                                    (B)  ( X )
------------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                  U.S. Citizen
------------------------------------------------------------------------------
         NUMBER  OF         5     SOLE VOTING POWER                         0
             SHARES         --------------------------------------------------
       BENEFICIALLY         6     SHARED VOTING POWER                 571,337
          OWNED  BY          -------------------------------------------------
               EACH         7     SOLE DISPOSITIVE POWER                    0
          REPORTING         -------------------------------------------------
        PERSON WITH         8     SHARED DISPOSITIVE POWER            571,337
------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                                                                      571,337
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                        (   )
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        10.2%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                                                        HC,IN
------------------------------------------------------------------------------

CUSIP No.  718928 10 4                                           Page 8 of 12

------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
        S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

       Thomas J. Toy

------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (A)  (   )
                                                                    (B)  ( X )
------------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                  U.S Citizen
------------------------------------------------------------------------------
         NUMBER  OF         5     SOLE VOTING POWER                         0
             SHARES         --------------------------------------------------
       BENEFICIALLY         6     SHARED VOTING POWER                 571,337
          OWNED  BY         --------------------------------------------------
               EACH         7     SOLE DISPOSITIVE POWER                    0
          REPORTING         --------------------------------------------------
        PERSON WITH         8     SHARED DISPOSITIVE POWER            571,337
------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                                                                      571,337
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                        (   )
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        10.2%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                                                        HC,IN
------------------------------------------------------------------------------

CUSIP No.  718928 10 4                                            Page 9 of 12

------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
        S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

       Peter F. Bernardoni

------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (A)  (   )
                                                                    (B)  ( X )
------------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 U.S. Citizen
------------------------------------------------------------------------------
         NUMBER  OF         5     SOLE VOTING POWER                         0
             SHARES         --------------------------------------------------
       BENEFICIALLY         6     SHARED VOTING POWER                 571,337
          OWNED  BY         --------------------------------------------------
               EACH         7     SOLE DISPOSITIVE POWER                    0
          REPORTING         --------------------------------------------------
        PERSON WITH         8     SHARED DISPOSITIVE POWER            571,337
------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                                                                      571,337
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                        (   )
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        10.2%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                                                       HC,IN
------------------------------------------------------------------------------

CUSIP No.  718928 10 4
                                                                Page 10 of 12


Item 1 (a)  Name of Issuer:            Physiometrix, Inc.
            ---------------

Item 1 (b)  Address of Issuer's Principal Executive Offices:
            ------------------------------------------------
            101 Billerica Avenue, North Billerica, Massachusetts 01862-1256

Item 2 (a)  Name of Person Filing:
            ----------------------
            The information contained in Item ( 1 ) of the cover pages hereof (Pages 2 through 9) is incorporated herein by this reference.

Item 2 (b)  Address of Principal Business Office or, if none, Residence:
            ------------------------------------------------------------
            The Principal business office of each person filing is located at 2000 Alameda de las Pulgas, San Mateo, CA 94403

Item 2 (c)  Citizenship:
          --------------
          Each person filing who is identified on the cover pages hereof as an individual is a United States citizen.

Item 2 (d)  Title of Class of Securities:
            -----------------------------
            Common Stock

Item 2 (e)  CUSIP Number:  718928 10 4
            -------------

Item 3.  Classification:  Inapplicable.
         ---------------

Item 4.  Ownership.
         ----------
         The information contained in Items (5), (6), (7), (8), (9) and (11) of the cover pages hereof (pages 2 through 9) is incorporated herein by this reference. Technology Funding Inc. and Technology Funding Ltd. are the general partners of the limited partnerships that are the direct beneficial owners of the securities being reported on. The individual reporting persons are general partners of Technology Funding Ltd. and/or officers of Technology Funding Inc.

Item 5.  Ownership of Five Percent or Less of a Class.
         ---------------------------------------------
         Inapplicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         ----------------------------------------------------------------
         Inapplicable.

Item 7.  Identification and Classification of the Subsidiary which acquired
         ------------------------------------------------------------------
         the Security being reported on by the Parent Holding Company.
         ------------------------------------------------------------
         Inapplicable.

Item 8.  Identification and Classification of Members of the Group.
         ----------------------------------------------------------
         Inapplicable.

Item 9.  Notice of Dissolution of Group.
         -------------------------------
         Inapplicable.

Item 10.  Certification.
          --------------
          Inapplicable.

SIGNATURE(S)
------------
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997             TECHNOLOGY FUNDING VENTURE PARTNERS IV,
                                      AN AGGRESSIVE GROWTH FUND, L.P.,
                                      a Delaware Limited Partnership

                                      By:  TECHNOLOGY FUNDING INC.,
                                           Managing General Partner

                                      By:  /s/ Charles R. Kokesh
                                           -----------------------------------
                                           Charles R. Kokesh
                                           Chief Executive Officer,
                                          by Thomas J. Toy his
                                          Attorney-in-Fact

Dated:  February 13, 1997             TECHNOLOGY FUNDING VENTURE PARTNERS V,
                                      AN AGGRESSIVE GROWTH FUND, L.P.,
                                      a Delaware Limited Partnership

                                      By:  TECHNOLOGY FUNDING INC.,
                                           Managing General Partner

                                      By:  /s/ Charles R. Kokesh
                                           -----------------------------------
                                           Charles R. Kokesh
                                           Chief Executive Officer,
                                           by Thomas J. Toy his
                                           Attorney-in-Fact

Dated:  February 13, 1997             TECHNOLOGY FUNDING INC.,
                                      a California Corporation

                                      By:  /s/ Charles R. Kokesh
                                           -----------------------------------
                                           Charles R. Kokesh
                                           Executive Vice President,
                                           by Thomas J. Toy his
                                           Attorney-in-Fact

Dated:   February 13, 1997            TECHNOLOGY FUNDING LTD.,
                                      a California Limited Partnership


                                       By: /s/ Charles R. Kokesh
                                           -----------------------------------
                                            Charles R. Kokesh
                                            General Partner, by Thomas J. Toy
                                            his Attorney-in-Fact


Dated:  February 13, 1997                 /s/ Charles R. Kokesh
                                          ------------------------------------
                                          Charles R. Kokesh by Thomas J. Toy
                                          his Attorney-in-Fact


Dated:  February 13, 1997                 /s/ Gregory T. George
                                          ------------------------------------
                                          Gregory T. George  by  Thomas J. Toy
                                          his Attorney-in-Fact


Dated:  February 13, 1997                 /s/ Thomas J. Toy
                                          ------------------------------------
                                          Thomas J. Toy


Dated:  February 13, 1997                /s/ Peter F. Bernardoni
                                         -------------------------------------
                                          Peter F. Bernardoni by Thomas J. Toy
                                          his Attorney-in-Fact


The Powers of Attorney previously filed with the Commission and appointing Mr. Thomas J. Toy as attorney-in-fact for Messrs. Kokesh, George, and Bernardoni are hereby incorporated herein by this reference.

AGREEMENT
---------

This will memorialize the agreement by and among all of the undersigned that the Schedule 13G identifying each of the undersigned as "reporting persons" and mailed to Physiometrix, Inc. and filed with the Securities and Exchange Commission on or about February 13, 1997 with respect to the beneficial ownership of shares of Physiometrix's Common Stock is being filed on behalf of each of the persons signing below. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


Dated:  February 13, 1997             TECHNOLOGY FUNDING VENTURE PARTNERS IV,
                                      AN AGGRESSIVE GROWTH FUND, L.P.,
                                      a Delaware Limited Partnership

                                      By:  TECHNOLOGY FUNDING INC.,
                                           Managing General Partner

                                      By:  /s/ Charles R. Kokesh
                                           -----------------------------------
                                           Charles R. Kokesh
                                           Chief Executive Officer,
                                           by Thomas J. Toy his
                                           Attorney-in-Fact

Dated:  February 13, 1997             TECHNOLOGY FUNDING VENTURE PARTNERS V,
                                      AN AGGRESSIVE GROWTH FUND, L.P.,
                                      a Delaware Limited Partnership

                                      By:  TECHNOLOGY FUNDING INC.,
                                           Managing General Partner

                                      By:  /s/ Charles R. Kokesh
                                           -----------------------------------
                                           Charles R. Kokesh
                                           Chief Executive Officer,
                                           by Thomas J. Toy his
                                           Attorney-in-Fact

Dated:  February 13, 1997             TECHNOLOGY FUNDING INC.,
                                      a California Corporation

                                      By:  /s/ Charles R. Kokesh
                                           -----------------------------------
                                           Charles R. Kokesh
                                           Executive Vice President,
                                           by Thomas J. Toy his
                                           Attorney-in-Fact

Dated:   February 13, 1997            TECHNOLOGY FUNDING LTD.,
                                      a California Limited Partnership


                                       By: /s/ Charles R. Kokesh
                                           -----------------------------------
                                            Charles R. Kokesh
                                            General Partner, by Thomas J. Toy
                                            his Attorney-in-Fact


Dated:  February 13, 1997                 /s/ Charles R. Kokesh
                                          ------------------------------------
                                          Charles R. Kokesh by Thomas J. Toy
                                          his Attorney-in-Fact


Dated:  February 13, 1997                 /s/ Gregory T. George
                                          ------------------------------------
                                          Gregory T. George  by  Thomas J. Toy
                                          his Attorney-in-Fact


Dated:  February 13, 1997                 /s/ Thomas J. Toy
                                          ------------------------------------
                                          Thomas J. Toy


Dated:  February 13, 1997                /s/ Peter F. Bernardoni
                                         ------------------------------------
                                          Peter F. Bernardoni by Thomas J. Toy
                                          his Attorney-in-Fact